UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2021

Crawford United Corporation

(Exact Name of Registrant as Specified in Charter)

Ohio	000-00147	34-0288470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10514 Dupont Avenue Cleveland, Ohio		44108
(Address of Principal Executive Offices)		(Zip Code)

(216) 541-8060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into Material Definitive Agreement.

Effective January 15, 2021, CAD Enterprises, Inc., an Arizona corporation (“CAD”) and wholly-owned subsidiary of Crawford United Corporation (the “Company”), completed the acquisition (the “Transaction”) of all of the membership interests of KT Acquisition LLC (dba Komtek Forge), a Massachusetts limited liability company and specialist in complex, highly engineered forgings for the industrial gas, medical prosthetics, alternative energy, petrochemical and defense industries (“Komtek”), pursuant to a Membership Interest Purchase Agreement (the “Membership Purchase Agreement”) entered into as of January 15, 2021 by and among CAD, Francis Park, LLC, an Ohio limited liability company, and Mary Crawford, an individual (each, a “Seller” and together, the “Sellers”).

CAD acquired the membership interests in exchange for approximately $558,000 in cash, the issuance by the Company on behalf of CAD of a total of 60,000 of its Class A Common Shares (the “Shares”) at an implied price of $17.65 per share to the Sellers, the assumption of approximately $1,702,000 of outstanding indebtedness (the “Assumed Indebtedness”) and the repayment of Komtek’s remaining outstanding indebtedness of approximately $282,000. The Assumed Indebtedness consists of: (x) approximately $702,000 of outstanding borrowings under a $1,500,000 revolving credit arrangement between Komtek and First Francis Company, Inc. that accrues interest at 6.0% per annum and matures on December 31, 2021 and (y) $1,000,000 of outstanding borrowings under a revolving credit arrangement between Komtek and First Francis Company, Inc. the accrues interest at 6.0% per annum and matures on April 30, 2021.

Francis Park, LLC is owned by Edward F. Crawford. Mary Crawford is the spouse of Edward F. Crawford. First Francis Company, Inc. is owned by Matthew V. Crawford, who serves on the Board of Directors of the Company and is the beneficial owner of more than 5% of the Company’s outstanding common shares, and by Edward F. Crawford, who is the beneficial owner of more than 5% of the Company’s outstanding common shares.

The Membership Purchase Agreement contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties and covenants, and certain other specified matters, which are subject to certain exceptions, terms and limitations described further in the Membership Purchase Agreement. The Membership Purchase Agreement contains certain customary post-closing covenants of the parties, including cooperation on tax and audit matters.

The parties to the Transaction have made customary representations, warranties and covenants in the Membership Purchase Agreement. The representations, warranties and covenants set forth in the Membership Purchase Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Membership Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, may have been made for the purposes of allocating contractual risk between the parties to the Membership Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Membership Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Transaction, and not to provide investors with any other factual information regarding the parties or their respective businesses, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

A copy of the Membership Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference. The foregoing description of the Membership Purchase Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Membership Purchase Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02.

The Shares were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated thereunder. Each of the recipients of the Shares is an “accredited investor” as that term is defined in Regulation D under the Securities Act. The Shares issued have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Item 7.01. Regulation FD Disclosure.

On January 15, 2021, the Company issued a press release announcing the Transaction. A copy of the Company’s press release is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Membership Purchase Agreement entered into as of January 15, 2021, by and among the CAD and the Sellers.

99.1	Press Release dated January 15, 2021.

Exhibit Index

Exhibit No.	Description of Exhibit

2.1	Membership Purchase Agreement entered into as of January 15, 2021, by and among the Company and the Sellers.

99.1	Press Release dated January 15, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD UNITED CORPORATION

Date: January 21, 2021	By:	/s/ John P. Daly
	Name:	John P. Daly
	Title:	Chief Financial Officer